Exhibit 99.2

PDS Biotech Announces Release of Interim Data for PDS0101 in NCI-Led Phase 2 Clinical Study in Oral Presentation at ASCO 2021 Annual Meeting

Tumor reduction was observed in 83% (5 of 6) of HPV16-positive relapsed or refractory checkpoint inhibitor naïve advanced cancer patients and 58% (7 of 12) of HPV16-positive relapsed or refractory advanced cancer patients who have also failed checkpoint inhibitor therapy

Florham Park, NJ, June 8, 2021 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immunotherapy company developing novel cancer therapies based on the Company’s proprietary Versamune(R) T-cell activating technology, today announced the presentation of interim data from the Phase 2 trial led by the National Cancer Institute (NCI), of the National Institutes of Health (NIH), at the American Society of Clinical Oncology (ASCO) 2021 Annual Meeting.

The Phase 2 trial (NCT04287868) studies PDS0101 (Versamune(R)-HPV16) in combination with two investigational immune-modulating agents: bintrafusp alfa (M7824), a bifunctional “trap” fusion protein targeting TGF-β and PD-L1, and NHS-IL12 (M9241), a tumor-targeting immunocytokine.  PDS0101 is an immunotherapy candidate designed to treat cancers caused by infection with HPV16 (HPV16-positive cancers) by activating the immune system to produce in vivo CD8+ (killer) T-cells to target and kill tumors that are HPV16-positive. Analyses of immune responses and other immune correlates are ongoing.

Highlights from the presentation include the following:

•	Data from a total of 25 patients with data available as of the time of presentation submission:
o	Update on the data previously reported for the original fourteen (14) HPV16-positive patients who were in the subject of the abstract published on May 19th.
o	An additional seven (7) HPV16-negative patients (patients whose cancer was NOT caused by HPV16 infection) who were not discussed in the abstract.
o	An additional four (4) HPV16-positive patients who are checkpoint inhibitor refractory whose data became available after the abstract submission.
•	100% (25/25) of patients enrolled had failed chemotherapy treatment.
•	96% (24/25) of patients enrolled had failed both chemotherapy and radiation treatment.
•	56% (14/25) of patients enrolled had failed checkpoint inhibitor therapy (checkpoint inhibitor refractory).
•	Most types of HPV-related cancers (anal, cervical, head and neck, vaginal and vulvar cancers) were represented among the study subjects.

•	The following update was provided on the initial six (6) HPV16-positive patients who had NOT been treated with checkpoint inhibitors (checkpoint inhibitor naïve):
o	83% (5/6) of the patients demonstrated an objective response (tumor reduction >30%). The reported objective response rate with current standard of care checkpoint inhibitor treatment is 12-24%.
o	100% (6/6) are still alive at 8 months – the historic average (median) survival or life span for this patient population is 7-11 months.

o	80% (4/5) of patients who had an objective response still have an ongoing response at 8 months.
o	One (1) patient had a complete response (no evidence of disease).
o	No new patients had been added to this group by the time of submission.

•
The following information was provided on the twelve (12) HPV16-positive patients who have also failed treatment with checkpoint inhibitors after failing chemotherapy and radiation treatment (checkpoint inhibitor refractory):

o
Four patients had recently been added since the abstract.  Tumor reduction was observed in 58% (7/12), with an overall objective response rate of 42% (5/12) already achieved; the objective response rate of the current standard of care is 5-12%

o	One patient in this group had achieved a complete response by the time of reporting
o	80% (4/5) of patients who had an objective response have an ongoing response at 8 months
o	83% (10/12) of patients are still alive at 8 months; historic average (median) survival or life span for this patient population is only 3-4 months

•	PDS0101 is designed to treat patients whose cancer is caused by infection with HPV16. Seven (7) patients had cancer that was not caused by HPV16 (HPV16-negative patients). In this group
o	0% (0/7) experienced tumor reduction.
o	80% (4/5) checkpoint inhibitor naïve patients are still alive at 8 months.
o	0% (0/2) checkpoint inhibitor refractory patients are still alive at 8 months.

The NCI Center for Cancer Research’s Laboratory of Tumor Immunology and Biology (LTIB) and Genitourinary Malignancies Branch (GMB) are jointly leading this Phase 2 trial. Bintrafusp alfa is being jointly developed by Merck KGaA, Darmstadt, Germany, and GlaxoSmithKline; NHS-IL12 is being developed by Merck KGaA, Darmstadt, Germany.

The trial is evaluating the treatment combination in both checkpoint inhibitor naïve and refractory patients with advanced HPV-associated cancers that have progressed or returned after treatment. The vast majority of these cancers are caused by HPV16 infection. Objective response is measured by radiographic tumor responses according to RECIST 1.1.  These reported data provide additional insights following the preclinical studies published by the NCI examining the potentially complementary mechanisms of action of the three immunotherapies, understood to involve potent in-vivo HPV16-specific killer and helper T-cell induction with effective T-cell tumor infiltration (PDS0101), blocking of immune checkpoints as well as targeting of TGF-β (Bintrafusp alfa). The preclinical results suggested superior tumor regression.

“The achievement of a 67% tumor reduction among all HPV16-positive cancer patients including both CPI naïve and CPI refractory patients continues to strengthen the evidence supporting continuing clinical investigation of novel Versamune(R) platform’s potential ability to induce high levels of tumor-specific CD8+ killer T-cells that attack the cancer in which we believe results in a strong synergy with bintrafusp alfa and NHS-IL12.  The data provide early evidence of notable clinical activity, and we saw effective tumor regression in these patients,” commented Dr. Lauren Wood, Chief Medical Officer of PDS Biotech. “The interim data demonstrating that this response was limited only to patients with HVP16-positive cancer, and also the fact that all responding patients who have stayed on treatment continue to show ongoing responses after a median duration of 8 months solidifies our belief that PDS0101’s ability to generate a robust, targeted T-cell response may have the potential to significantly improve clinical outcomes for patients with advanced, refractory HPV16-associated cancers who have limited treatment options.”

There are more than 630,000 cases of HPV-associated malignancies including cervical, oropharyngeal and anal cancer worldwide annually. HPV-16 is responsible for most of these cases. About 15-20% of HPV-associated malignancies respond to PD-(L)1 inhibitors.  However, for the overwhelming majority of patients who progress on these immunotherapies there is no effective standard of care therapy.

The company is hosting a conference call tomorrow morning at 8:00 am ET to discuss the data presented at ASCO.  Registration for the conference call is now open and a live webcast of the event will be available online in the investor relations section of the company's website at https://pdsbiotech.com/investors/news-center/events.  A replay will be available on the company website for 90 days following the webcast.

For patients interested in enrolling in this clinical study, please call NCI’s toll-free number 1-800-4-Cancer (1-800-422-6237) (TTY:  1-800-332-8615), email NCIMO_Referrals@mail.nih.gov, and/or visit the website:  https://trials.cancer.gov.

About PDS Biotechnology

PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of cancer immunotherapies and infectious disease vaccines based on the Company’s proprietary Versamune(R) T-cell activating technology platform. Our Versamune(R)-based products may overcome the limitations of current immunotherapy by inducing in vivo, large quantities of high-quality, highly potent polyfunctional  tumor specific CD4+ helper and CD8+ killer T-cells. PDS Biotech has developed multiple investigational therapies, based on combinations of Versamune(R) and disease-specific antigens, designed to train the immune system to better recognize diseased cells and effectively attack and destroy them. Our immuno-oncology product candidates are initially being studied in combination therapy to potentially enhance efficacy without compounding toxicity across a range of cancer types. The company’s lead investigational cancer immunotherapy product PDS0101 is currently in Phase 2 clinical studies in HPV-associated cancers. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101

PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune(R) platform with targeted antigens in HPV-expressing cancers.  In partnership with Merck & Co., PDS Biotech is evaluating a combination of PDS0101 and KEYTRUDA(R) in a Phase 2 study in first-line treatment of recurrent or metastatic head and neck cancer. PDS Biotech is also conducting two additional Phase 2 studies in advanced HPV-associated cancers and advanced localized cervical cancer with the NCI and The University of Texas MD Anderson Cancer Center, respectively.  The current product targets HPV16-positive cancers, and upon successful proof of concept will be broadened to address cancers caused by other oncogenic HPV-types.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune(R) based products; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune(R) based products and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including our ability to fully fund our disclosed clinical trials, which assumes no material changes to our currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim results, which are not necessarily indicative of the final results of the Company’s ongoing clinical trials;  any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical  results from its clinical development programs and any collaboration studies; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control, including unforeseen circumstances or other disruptions to normal business operations arising from or related to COVID-19. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: rich@cg.capital